Exhibit 10(b)

PARKER-HANNIFIN CORPORATION

AMENDMENT TO

AMENDED AND RESTATED

PENSION RESTORATION PLAN

Adopted: 01/27/2011

Effective: 01/27/2011

WHEREAS, by instrument effective as of January 1, 1995, the Parker-Hannifin Corporation Pension Restoration Plan (the “Plan”) was established for the benefit of certain employees of Parker-Hannifin Corporation; and

WHEREAS, the Plan has been amended and restated from time to time, having most recently been amended effective January 1, 2010; and

WHEREAS, upon recommendation of the Human Resources & Compensation Committee of the Board, the Board of Directors desires to amend and restate certain terms, provisions, and conditions of the Plan.

NOW, THEREFORE, the Plan is hereby amended as of January 27, 2011, as follows:

1. Article 4 of the Plan is hereby amended and restated in its entirety, as follows:

ARTICLE 4 DISABILITY BENEFITS

4.1 Eligibility. If a Participant suffers a Disability prior to Termination of Employment, the Participant shall be eligible for a benefit under this Article 4.

4.2 Amount.

(a) Disability Before January 27, 2012. If a Participant suffers a Disability before January 27, 2012, the amount of the benefit payable to the Participant under this Article 4 shall be equal to the Retirement Benefit described in Article 3, determined as if the Participant’s Termination of Employment occurred on the date of the Participant’s Disability.

(b) Disability on or After January 27, 2012.

(1) Disability After Age 55. If a Participant suffers a Disability on or after January 27, 2012 and after the Participant’s attainment of age 55, the amount of the benefit payable to the Participant under this Article 4 shall be equal to the Actuarial Value of the Retirement Benefit described in Article 3, determined as if the Participant was not a Specified Employee and had retired on the date of his or her Disability.

(2) Disability Before Age 55. If a Participant suffers a Disability on or after January 27, 2012 and prior to the Participant’s attainment of age 55, then the amount of the benefit payable to the Participant under this Article 4 shall be determined by (i) calculating the Actuarial Value of the Retirement Benefit described in Article 3 (using the actuarial assumptions and the Participant’s Compensation determined as of the date of the Participant’s Disability) that the Participant would be eligible to receive as of the first of the month following attainment of age 55 if the Participant had not become Disabled and had continued to be employed by the Company (with credit for Years of Participation) until retirement on the date that the Participant would attain age 55 (assuming, for this purpose, that the Participant would not be a Specified Employee on such date); and (ii) discounting the amount determined under the preceding clause (i) from the first of the month following the date the Participant would attain age 55 to the first of the month following the Participant’s Disability, using the actuarial assumptions in effect on the date of the Participant’s Disability.

4.3 Form of Disability Benefits.

(a) Disability Before January 27, 2012. If a Participant suffers a Disability before January 27, 2012, the Participant’s disability benefit pursuant to this Article 4 shall be paid in the form of a single life annuity; provided, however, that if the aggregate of the Actuarial Value of all remaining benefits payable to the Participant under the Plan and the present value of all other remaining benefits under the SERP and any other nonqualified deferred compensation arrangement that is aggregated with the Plan and the SERP under Section 1.409A-1(c) of the Regulations as of the date payment is scheduled to commence is not greater than the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the disability benefit under this Section 4.2(a) in a single lump sum.

(b) Disability on or After January 27, 2012. If a Participant suffers a Disability on or after January 27, 2012, the Participant’s disability benefit pursuant to this Article 4 shall be paid in the form of a single lump sum payment.

4.4 Time of Payment of Disability Benefits. Payment of a Participant’s disability benefit shall be made (or commence, as applicable) as of the first of the month following the Participant’s Disability, and the provisions of Article 3 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 4.

2. Article 7 of the Plan is hereby amended by inserting the following language immediately following the sixth sentence thereof:

The Administrator may, in its discretion, delegate to one or more directors or employees of the Company any of the Administrator’s authority under the Plan. The acts of any such delegates shall be treated under this Plan as acts of the Administrator with respect to any matters so delegated, and any reference to the Administrator in the Plan shall be deemed a reference to any such delegates with respect to any matters so delegated.

3. All provisions of the Plan not modified herein shall remain in full force and effect.

Adopted and effective January 27, 2011 by resolution of the Board of Directors of Parker-Hannifin Corporation.

/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr., Secretary

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